As filed with the Securities and Exchange Commission on ________________________.	Registration No. 333-113541

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-6
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADERA MINES LIMITED
(Name of small business issuer in its charter)

Nevada	1081	98-0427221
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

ADERA MINES LIMITED	CORPORATION TRUST COMPANY OF NEVADA
1020 Harwood Street	6100 Neil Road, Suite 500
Suite 1201	Reno, Nevada 89544
Vancouver, British Columbia	(775) 688-3061
Canada V6E 4R1
(604) 716-1675
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article IX of the Bylaws of our company, filed as Exhibit 3.2 to the registration statement.

2.	Nevada Revised Statutes, Chapter 78.

Our Bylaws provide that we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	300
Accounting Fees and Expenses	8,500
Legal Fees and Expenses	20,000
Blue Sky Fees/Expenses	500
Transfer Agent Fees	600
TOTAL	$30,000

Other than the foregoing, there is no statute, charter provision, bylaw contract or other arrangement that insures or indemnifies a controlling person, director or officer which affects his or her liability in that capacity.

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Slavko Bebek	12-30-04	2,500,000	Cash of $25
1020 Harwood Street
Suite 1201
Vancouver, BC
Canada

Maryna Bilynska	12-30-04	2,500,000	Cash of $25
1020 Harwood Street
Suite 1201
Vancouver, BC
Canada

We issued the foregoing restricted shares of common stock to Mr. Bebek and Ms. Bilynska pursuant to section 4(2) of the Securities Act of 1933. Mr. Bebek and Ms. Bilynska are sophisticated investors, are officers and directors of the company, and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

ITEM 27.     EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation SB. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description

3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the securities being registered.
10.1*	Gold Ledge Mining Claim.
10.2*	Bill of Sale.
23.1	Consent of Manning Elliott
23.2*	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

* Previously filed.

ITEM 28.     UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 7th day of February, 2005.

ADERA MINES LIMITED
(Registrant)

BY:	/s/ Slavko Bebek
Slavko Bebek, President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer and a member of the board of directors.

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Slavko Bebek, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Slavko Bebek	President, Principal Executive Officer, Treasurer,	February 7, 2005
Slavko Bebek	Principal Financial Officer, Principal Accounting
Officer and a member of the Board of Directors

/s/ Maryna Bilynska	Secretary and a member of the Board of Directors	February 7, 2005
Maryna Bilynska